EXECUTIVE COMPENSATION AGREEMENT

     THIS EXECUTIVE COMPENSATION AGREEMENT ("Agreement") is made and entered into and effective the 22nd day of April, 2005, by and between Ward Olgreen (hereinafter referred to as "Executive") and Pizza Inn, Inc. (hereinafter referred to as the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company currently employs Executive as its Senior Vice President of Franchise Operations and Concept Development pursuant to that certain Executive Compensation Agreement dated as of December 16, 2002, and the Company and Executive desire to continue and extend such employment on the terms and conditions set forth herein;
     WHEREAS, the Company and the Executive hereby agree to terminate that certain Executive Compensation Agreement dated as of December 16, 2002 between the Company and the Executive effective upon the execution of this Agreement; WHEREAS, the parties concurrently herewith will enter into a new employment agreement, effective upon the expiration of the Agreement;
     NOW THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

                                    ARTICLE I

                                  COMPENSATION
1.01 SALARY AND BONUS. During the period of employment of Executive by the Company, the Board of Directors of the Company (the "Board") or the Compensation Committee or Stock Award Plan Committee thereof shall determine, based on the recommendations of the Company's Chief Executive Officer from time to time, the compensation of Executive, including salary, bonus, grants of stock options, and other benefits; provided, however, that Executive shall receive an annual salary, bonus and all other benefits not less than (i) $168,000, (ii) a bonus equal to $33,600 (the "Section 1.01 Bonus"), and (iii) other benefits, except stock options, including such increases as the Board or Compensation Committee approve from time to time. Such salary shall be payable in such periodic installments as established by the Board of Directors of the Company.

1.02 BENEFITS. Executive shall receive a Company provided vehicle or a car allowance and reimbursement of certain expenses in accordance with past practices. All benefits listed above in this section 1.02 shall be referred to as the "Defined Benefits." Executive may also participate in the Company's benefit plans.


                                   ARTICLE II

                            TERMINATION OF EMPLOYMENT

2.01 TERMINATION BY THE COMPANY; FOR CAUSE. The Company may at any time terminate Executive's employment for Cause. "Cause" shall mean the occurrence of the following event: the Executive is convicted of any felony or of any misdemeanor involving dishonesty such as theft, forgery or fraud, or having been indicted for, or had an information filed on him for, such a crime, enters a plea of guilty or nolo contendere;

2.02 TERMINATION BY THE COMPANY; OTHER THAN CAUSE. The Company may at any time terminate Executive's employment for other than Cause.

2.03 TERMINATION BY EXECUTIVE. Executive's employment may be terminated by Executive with or without any reason at any time through December 31, 2005 by giving the Company at least fifteen (15) calendar days prior written notice of such termination.

2.04 NOTICE AND DATE OF TERMINATION. Any termination by the Company or by Executive shall be communicated by written notice. "Date of Termination" means if Executive's employment is terminated by the Company or by Executive, the date of receipt of the notice of termination.



                                   ARTICLE III

                   OBLIGATIONS OF THE COMPANY UPON TERMINATION

3.01 TERMINATION BY COMPANY; OTHER THAN CAUSE. If the Company terminates Executive's employment for any reason other than cause, then the Company shall pay to Executive within fifteen (15) calendar days of the Date of Termination in a lump sum an amount equal to six months of the Executive's then current annual salary (provided that such salary shall be deemed to be no lower than Executive's highest salary during any one of the immediately preceding three years). Further, within fifteen (15) calendar days of the Date of Termination, the Company will pay Executive in a lump sum a total equal to any unpaid bonus Executive would have been entitled to receive had he worked through December 31, 2005. Said bonus will be for the fiscal year period ending June 2005 as well as any accrued bonus through December 31, 2005. Said bonus for the fiscal periods described in the preceding sentence shall be at least $45,000, unless previously paid. Furthermore, Executive shall be entitled to receive for six months from the Date of Termination all: medical, health, dental, disability, life insurance; any other type of insurance; any accrued vacation days; and any unpaid extra days, as defined in the Company's employee handbook, Policy No. 310, consistent with Executive's then current medical, health, dental, disability, life insurance; and any other type of insurance. Further, within fifteen (15) calendar days of the Date of Termination, the Company will pay Executive in a lump sum the value of any accrued vacation days and any unpaid extra days Executive would have been entitled to receive had he worked through December 31, 2005. However, whenever the Executive obtains employment that provides comparable medical, health, dental, disability, life insurance; and any other type of insurance to what Executive was entitled to receive from the Company through December 31, 2005, the Company's obligation to provide any specific comparable medical, health, dental, disability, life insurance; and any other type of insurance will cease.

If payment is not made within fifteen (15) calendar days of the Date of Termination, then Company agrees to pay Executive interest at the highest rate of interest allowed by law and compounded at the highest compounding allowed by law, on all unpaid amounts due to Executive from Company until paid in full.

Further, if payment is not made within fifteen (15) calendar days of the Date of Termination in addition to the rights, remedies and damages Executive possesses
             --------------
or can obtain under this contract, Executive will also be entitled to all rights, remedies and damages available to Executive under the contract entered into between the Company and Executive dated December 16, 2002.

3.02 TERMINATION BY COMPANY; FOR CAUSE. If Executive's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive, within fifteen (15) calendar days of the Date of Termination, salary plus accrued bonus and any accrued vacation days and any unpaid extra days, as defined in the Company's employee handbook, Policy No. 310, due Executive through the Date of Termination and the amount of any compensation previously deferred by Executive, in each case to the extent theretofore unpaid.

 3.03 TERMINATION BY EXECUTIVE. If the Executive terminates his employment for any reason or no reason at all, then the Company shall pay to Executive within fifteen (15) calendar days of the Date of Termination in a lump sum an amount equal to six months of the Executive's then current annual salary (provided that such salary shall be deemed to be no lower than Executive's highest salary during any one of the immediately preceding three years). Further, within fifteen (15) calendar days of the Date of Termination, the Company will pay Executive in a lump sum a total equal to any unpaid bonus Executive would have been entitled to receive had he worked through December 31, 2005. Said bonus will be for the fiscal year period ending June 2005 as well as any accrued bonus through December 31, 2005. Said bonus for the fiscal periods described in the preceding sentence shall be at least $45,000, unless previously paid. Furthermore, Executive shall be entitled to receive through December 31, 2005 any accrued vacation days and any unpaid extra days, as defined in the Company's employee handbook, Policy No. 310. Further, within fifteen (15) calendar days of the Date of Termination, the Company will pay Executive in a lump sum the value of any accrued vacation days and any unpaid extra days Executive would have been entitled to receive had he worked through December 31, 2005.

If payment is not made within fifteen (15) calendar days of the Date of Termination, then Company agrees to pay Executive interest at the highest rate of interest allowed by law and compounded at the highest compounding allowed by law, on all unpaid amounts due to Executive from Company until paid in full.

Further, if payment is not made within fifteen (15) calendar days of the Date of Termination in addition to the rights, remedies and damages Executive possesses
             --------------
or can obtain under this contract, Executive will also be entitled to all rights, remedies and damages available to Executive under the contract entered into between the Company and Executive dated December 16, 2002.

3.04 NOT A PENALTY OR FORFEITURE. The parties hereto acknowledge and agree that any payment under this Agreement is not a penalty or a forfeiture; rather, the amount specified is a reasonable and fair reflection of the valuable protection, benefits, and consideration Executive is giving up by agreeing to terminate that certain Executive Compensation agreement dated December 16, 2002.

3.05 TAX LIMITATION. (a) If any payment received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive's employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change in Control of the Company, or any person affiliated with the Company or such person (the "Total Payments")), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay to Executive, within 30 days of any payments giving rise to excise tax, an additional amount (the "gross-up payment") such that the net amount retained or to be retained by Executive, after deduction of any excise tax on the total payments and any federal and state and local income tax and excise tax on the gross-up payment provided for by this section, will equal the total payments.

(b) For purposes of determining the amount of the gross-up payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the executive's residence on the date of termination or the date that excise tax is withheld by the Company, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes.

(c) For purposes of determining whether any of the total payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (i) total payments will be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such total payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit will be determined by the Company's independent auditors in accordance with Sections 280G(d)(3) and (4) of the Internal Revenue Code.

                                   ARTICLE IV

                                      TERM
4.01 The term (the "Term") of this Agreement shall commence on the date of this Agreement as set forth above (the "Effective Date") and shall continue through December 31, 2005.

                                    ARTICLE V

                          PROPRIETARY INFORMATION, ETC.

5.01 PROPRIETARY INFORMATION. (a) Disclosure of Information. It is recognized that Executive will have access to certain confidential information of the Company and its affiliates and subsidiaries, and that such information constitutes valuable, special and unique property of the Company and its affiliates and subsidiaries. Executive shall not at any time disclose any such confidential information to any party for any reason or purpose except as may be made in the normal course of business of the Company or its affiliates and subsidiaries and for the Company's or its affiliates' or subsidiaries' benefits.
(b) Return of Information. All advertising, sales and other materials or articles of information, including without limitation data processing reports, invoices, or any other materials or data of any kind furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Executive' employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during, upon or after the termination of Executive's employment, Executive shall immediately deliver the same to the Company.

                                   ARTICLE VI

                               TITLE AND AUTHORITY

6.01 In performing the duties of Chief Financial Officer and Vice President of Distribution hereunder, Executive shall give the Company the benefit of his special knowledge, skills, contacts and business experience and shall devote substantially all of his business time, attention, ability and energy exclusively to the business of the Company. It is agreed that Executive may have other business investments and participate in other business ventures which may, from time to time, require minor portions of his time, but which shall not interfere or be inconsistent with his duties hereunder.

                                   ARTICLE VII

                                   ARBITRATION
7.01 Any controversy or claim arising out of or relating to this Agreement or the breach thereof of Executive's employment relationship with the Company shall be settled by arbitration in the City of Dallas in accordance with the laws of the State of Texas by one arbitrator, pursuant to the American Arbitration Association rules for resolution of employment disputes. The American Arbitration Association shall provide each party with a list of five arbitrators from the American Arbitration Association's list of employment law panel arbitrators and each party to the arbitration shall be allowed to strike up to two of the arbitrators from the list provided. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

                                  ARTICLE VIII

                                  MISCELLANEOUS
8.01 NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be effected either by personal delivery, via fax, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If  to  Company:            Pizza  Inn,  Inc.
                            3551  Plano  Parkway
                            The  Colony,  Texas  75056
                            Attn: Corporate Secretary
                            Fax:  (469)  384-5061

     If  to  Executive:     5908  Whisperfield  Drive
                            Plano,  TX  75024


Any party may change his or its address by written notice in accordance with this Paragraph 8.01. Notice delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after proper mailing.

8.02 LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and all obligations shall be performable in Denton County, Texas.

8.03 WAIVERS. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any of the terms or provisions of this Agreement except by written instrument of the party charged with such waiver or estoppel, and, if the Company is the waiving party, such waiver must be approved by the Board. Further, it is agreed that no waiver at any time of any of the terms or provisions of this Agreement shall be construed as a waiver of any of the other terms or provisions of this Agreement, and that a waiver at any time of any of the terms or provisions of this Agreement shall not be construed as a waiver at any subsequent time of the same terms or provisions.

8.04 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto and approved by the Board.

8.05 SEVERABILITY AND LIMITATION. All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority, and, as to all other portions of such agreements or covenants, they shall remain in full force and effect as originally written.

8.06 HEADINGS. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

8.07 SURVIVAL. Articles III, V and VII shall survive termination of this Agreement.

8.08 AUTHORITY. The signatories to this agreement represent and warrant that they have full authority to enter into this agreement and any board approval necessary to enter into this agreement has been obtained.

8.09 LEGAL EXPENSES. Within thirty (30) days of receipt of any bill for Executive's legal fees and expenses that Executive may incur as a result of the Company contesting the validity, enforceability or Executive's interpretation of or determinations under this Agreement, including but not limited to the issue of whether or not the Company had good cause for terminating Executive and/or the amounts owed by the Company to Executive, the Company will pay said bill. Executive shall be entitled to redact from the attorneys' fee and expenses bill he submits to the Company any confidential information or attorney-client communications that may be referenced in said bill.

The Company shall not be entitled to withhold or delay payment of Executive's attorneys' fees and expenses bill, even if the Company believes that the bill is unreasonable or Executive's actions and/or interpretation of this Agreement are frivolous.

However, after a final decision is rendered by the arbitrator, the Company can seek repayment of some or all of the attorneys' fees and expenses bill it paid to Executive, if and only if, the Company can prove that the claims which Executive brought against the Company or Executive's interpretation of this Agreement were frivolous and brought in bad faith.

8.10 NO MITIGATION REQUIRED. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement. Executive shall not be required to seek employment or take any other action to mitigate or reduce the damages Executive suffers in the event that the Company breaches this Agreement. The amount of any payment owed under this Agreement by the Company to Executive shall not be reduced in any amount by any remuneration Executive may earn from his own business, another employer, or government benefits that Executive receives following his termination of employment with the Company.

EXECUTED  as  of  the  date  and  year  first  above  written.

PIZZA  INN,  INC.
By:


/s/  Tim  Taft
--------------
Tim  Taft
Chief  Executive  Officer

EXECUTIVE


/s/  Ward  Olgreen
------------------
WARD  OLGREEN